Exhibit 99.3

POWER OF ATTORNEY

The undersigned, Trent Stedman, hereby appoints Barton S. Aronson his true and lawful attorney-in-fact and agent, with full power to execute for an on behalf of the undersigned, in the undersigned’s individual capacity and in the undersigned’s capacity as Portfolio Manager at New Vernon Partners LLC, the investment manager of  New Vernon Aegir Master Fund Ltd and  New Vernon Investment Management LLC (New Vernon Partners LLC, New Vernon Aegir Master Fund Ltd. and New Vernon Investment Management LLC collectively, the “Aegir Entities”), a Schedule 13D and any and all amendments thereto, and a Joint Filing Agreement in connection therewith, with respect to the undersigned’s and the Aegir Entities’ holdings of and transactions in securities issued by ChinaEDU Corporation, in accordance with Section 13(d) of the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, granting unto said attorney full power and authority to do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete, as fully as the undersigned might or could do in person.

The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with any provisions of the Securities Exchange Act of 1934.

This Power of Attorney shall remain in full force and effect until the undersigned and the Aegir Entities are no longer required to file Schedule 13Ds with respect to the undersigned’s and the Aegir Entities’ holdings of and transactions in securities issued by ChinaEDU Corporation, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed on August 16, 2011.

/s/ Trent Stedman
Trent Stedman